As filed with the Securities and Exchange Commission on July 23, 2015

Registration No. 333-83028

Registration No. 333-91420

Registration No. 333-122357

Registration No. 333-163326

Registration No. 333-195534

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-83028

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-91420

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-122357

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-163326

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195534

Under

The Securities Act of 1933

RTI INTERNATIONAL METALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	52-2115953
(State of Incorporation)	(I.R.S. Employer Identification No.)

Westpointe Corporate Center One, 5th Floor 1550 Coraopolis Heights Road Pittsburgh, Pennsylvania	15108-2973
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:

(412) 893-0026

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) previously filed by RTI International Metals, Inc. (the “Company”) with the Securities and Exchange Commission:

1.	Registration Statement No. 333-83028, filed on February 19, 2002, registering 500,000 shares of common stock of the Company, $0.01 par value (“Shares”).

2.	Registration Statement No. 333-91420, filed on June 28, 2002, registering 500,000 Shares.

3.	Registration Statement No. 333-122357, filed on January 28, 2005, registering 2,500,000 Shares.

4.	Registration Statement No. 333-163326, filed on November 24, 2009, registering 2,000,000 Shares, plus such indeterminable number of additional Shares as may be issued as a result of an adjustment of Shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the RTI International Metals, Inc. Employee Stock Purchase Plan.

5.	Registration Statement No. 333-195534, filed on April 28, 2014, registering 3,500,000 Shares, issuable under the 2014 Stock and Incentive Plan.

On July 23, 2015, pursuant to the Agreement and Plan of Merger, dated March 8, 2015, among the Company, Alcoa Inc., a Pennsylvania corporation (“Parent”), and Ranger Ohio Corporation, an Ohio corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving (the “Merger”) as a wholly owned Subsidiary of Parent. In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statements to deregister all of such securities of the Company registered but unsold as of the effective time of the Merger under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act, RTI International Metals, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, state of Pennsylvania, on this 23rd day of July, 2015.

RTI INTERNATIONAL METALS, INC.

By:	/s/ Max W. Laun
Name:	Max W. Laun
Title:	President

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.